EXHIBIT 99.1

Inuvo and Vertro Announce the Closing of the Merger

NEW YORK, NY - (03/01/12) -  Inuvo®, Inc. (NYSE Amex: INUV), (“Inuvo”), an online marketing technology and services company and Vertro, Inc. (NASDAQ: VTRO), (“Vertro”),  an online advertising and search company and the owner of the ALOT™ Internet product portfolio, announced the closing of their merger effective March 1, 2012 after having received approval at the special meetings of stockholders of each company on February 29, 2012. As a result of the merger, Vertro is now a wholly owned subsidiary of Inuvo in a tax-free exchange of shares at the exchange ratio of 1.546 shares of Inuvo common stock per each share of Vertro common stock. Inuvo’s common stock is listed on the NYSE Amex and will continue to trade under the symbol of INUV. Shares of Vertro common stock, which previously traded under the symbol “VTRO,” have ceased trading on, and are being delisted from, the NASDAQ Capital Market.

Inuvo also announced the changes to its board of directors and executive leadership team.  As contemplated by the merger agreement, Mitchell Tuchman and John (Jack) Balousek have resigned as directors of Inuvo, and Mr. Joseph P. Durrett, Dr. Adele Goldberg and Peter Corrao have joined the Inuvo board of directors.  Richard K. Howe, who served as President and CEO of Inuvo before the merger, has been appointed Executive Chairman of the Board of Inuvo and Peter Corrao, President and CEO of Vertro has been appointed President and CEO of Inuvo.  Also as a result of the merger, Inuvo has relocated its headquarters to Vertro’s offices at 143 Varick Street, New York, NY 10013.

Richard K. Howe, Executive Chairman of Inuvo, said, "We are very pleased that our respective stockholders approved the deal. The company’s management team can now begin executing on the integration plans and I have complete confidence in Peter’s ability to lead the team.”

Peter Corrao, President and CEO, added "We have developed an extensive roadmap for the combined company and our immediate focus is to assure we deliver on those plans. I am excited to be leading the combined team and optimistic about our future.”

Merger Highlights

•           The inclusion of the BargainMatch® application within the ALOT Appbar is expected to enhance consumer value and promote greater user life time value.  Additionally, the inclusion of the Kowabunga® daily deals application within the ALOT Appbar could have a similar impact. A key concept will be to market Inuvo owned and operated applications to ALOT’s existing install base.

•           Increased focus on the Inuvo publisher network should provide Inuvo the opportunity to strengthen the strategic relationships that generate a substantial percentage of the company’s Internet traffic. These same publisher relationships offer the promise of new revenue streams as the company expands the types of media and monetization available to its existing publishers.

•           Content available today on the BargainMatch, Yellowise® and Kowabunga websites is expected to be re-purposed to create an improved user experience for the ALOT install base, as a result, Inuvo would be able to explore additional monetization options and other direct and/or indirect advertising relationships at sites like the recently launched http://local.alot.com.

•           Many overlapping public company and third-party expenses between the separate companies are in the process of being eliminated, and are expected to have a positive material impact on EBITDA and free cash flow of the newly combined company. The combined operations are expected to achieve greater than $2.7 million annually in savings from elimination of such overlapping costs, which, with the closing of the merger, will begin to impact operations shortly.

Transaction Notes

Vertro stockholders will receive written information on the procedures to follow to exchange the shares of Vertro common stock for shares of Inuvo common stock.  Colonial Stock Transfer Co., Inc., Inuvo’s transfer agent, is acting as exchange agent.  For any questions relating to the surrender and payment procedures, holders of shares of Vertro may contact Colonial Stock Transfer Co., Inc. at (801) 355-5740.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company with three business lines. A browser-based consumer applications business, an advertising network and a series of owned and operated websites. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict.  Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by each of Inuvo and Vertro filed with the U.S. Securities and Exchange Commission, including their respective Form 10-Ks for the year ended December 31, 2010, and Form 10-Qs for quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

Contact
Wally Ruiz, 727-324-0176
Chief Financial Officer
wallace.ruiz@inuvo.com

or

Michael Buchanan, 646-253-0606
Director of Investor Relations
michael.buchanan@vertro.com

or

Alan Sheinwald, 914-669-0222
Alliance Advisors, LLC
asheinwald@allianceadvisors.net